Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2013 RESULTS
Total Revenues Increased 1.5% for Quarter and 0.7% for Year
Revenue Increased for Year Over 46% in Acceptance Now and Over 45% in International
Diluted Earnings per Share of $0.25 for Quarter and $2.32 for Year
______________________________________________
Plano, Texas, January 27, 2014 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2013.
Fourth Quarter 2013 Results
Total revenues for the quarter ended December 31, 2013, were $769.6 million, an increase of $11.2 million from total revenues of $758.4 million for the same period in the prior year. This 1.5% increase in total revenues was primarily due to an increase of approximately $38.9 million in the Acceptance Now segment and approximately $4.3 million in the International segment, partially offset by a decrease of approximately $28.7 million in the Core U.S. segment. For the quarter ended December 31, 2013, same store sales declined 1.1% as compared to the same period in the prior year, primarily attributable to a 5.5% decrease in the Core U.S. segment, partially offset by increases of 26.4% and 25.7% in the Acceptance Now and International segments, respectively.
“We continue to face meaningful headwinds in our domestic U.S. rent-to-own business, including a customer under severe economic pressure and an intensified promotional environment. These conditions significantly impacted our Core U.S. segment customer agreement growth in December, which was the most challenging in years. While our Acceptance Now segment grew quarterly revenue over 41% year-over-year, this business also faced similar challenges and did not meet our revenue target. As a result, revenue and earnings for the fourth quarter and year ended December 31, 2013 are well below expectations,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2013, were $13.1 million and $0.25, respectively, as compared to $47.2 million and $0.80, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.09 per share for the quarter ended December 31, 2013, and approximately $0.07 per share for the same period in the prior year. The $0.55 year-over-year decline in net earnings per diluted share for the quarter ended December 31, 2013 is largely attributable to a reduction in gross profit in the Core U.S. segment and an overall increase in operating expenses.
“In addition to the extremely disappointing gross profit miss in the Core U.S. segment, several unexpected operating expenses negatively impacted the fourth quarter,” said Robert D. Davis, the Company’s current Chief Financial Officer and Chief Executive Officer-Designate. “Some examples of these expenses include claims paid under our self-funded health insurance program, an adjustment to on-rent merchandise reserves, and severance payable to former executives of the Company,” Mr. Davis continued.

Year Ended December 31, 2013 Results
Total revenues for the year ended December 31, 2013, were $3,104.2 million, an increase of $21.5 million from total revenues of $3,082.6 million in the prior year. This 0.7% increase in total revenues was primarily due to increases of approximately $158.8 million in the Acceptance Now segment and approximately $18.2 million in the International segment, substantially offset by a decrease of approximately $147.9 million in the Core U.S. segment. For the year ended December 31, 2013, same store sales decreased 2.0% as compared to the prior year, primarily attributable to a 6.4% decrease in the Core U.S. segment, partially offset by increases of 30.1% and 40.6% in the Acceptance Now and International segments, respectively.
Net earnings and net earnings per diluted share for the year ended December 31, 2013, were $128.2 million and $2.32, respectively, as compared to $181.7 million and $3.06, respectively, in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.32 per share for the year ended December 31, 2013, and $0.33 per share in the prior year.
For the year ended December 31, 2013, the Company generated cash flow from operations of approximately $134.3 million, while ending the year with approximately $42.3 million of cash on hand. For the year ended December 31, 2013, the Company repurchased 5,874,374 shares for approximately $217.4 million in cash under its common stock repurchase program, which included $200 million under an accelerated stock buyback commenced in May 2013 and settled in October 2013. To date, the Company has repurchased a total of 36,994,653 shares and has utilized approximately $994.8 million of the $1.25 billion authorized by its Board of Directors since the inception of the plan. Also, the Company announced on December 12, 2013, that its Board of Directors approved a 10% increase in its quarterly cash dividend from $0.21 per share to $0.23 per share, beginning with the dividend for the first quarter of 2014. The Company paid its 15th consecutive quarterly cash dividend on January 23, 2014.
“Obviously, we are deeply disappointed in the conclusion of 2013 and recognize the challenges we face to improve the results in our Core U.S. segment in 2014 and beyond. We continue to believe strongly in the long-term potential of our growth initiatives and in our ability to improve execution in the core business,” Mr. Speese said.
“Our initial 2014 revenue and earnings guidance incorporates the year-end position of our portfolios, our expectations that the macroeconomic trends will continue throughout 2014, and the investments we plan to make in strategic initiatives and to improve execution in the Core U.S. segment. We believe a renewed and intense focus on our customer is critical to radically improving performance in the Core U.S. segment. As such, we have made several significant management changes within our organizational structure to reestablish the focus of our operational execution in the Core U.S. segment,” Mr. Davis stated.

2014 Guidance

•	4.5% to 7.5% total revenue growth.

◦	Approximately $695 million contribution from Acceptance Now.

•	Approximately 3.0% to 5.5% same store sales growth.

•	EBITDA in the range of $325 to $345 million.

•	Annual effective tax rate of approximately 38.2%.

•	Diluted earnings per share in the range of $2.30 to $2.50, including approximately $0.25 per share dilution related to Mexico.

•	Capital expenditures of approximately $100 million.

•	The Company expects to open approximately 100 domestic Acceptance Now kiosks.

•	The Company expects to open approximately 30 rent-to-own store locations in Mexico.

•
The 2014 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed or occur after January 27, 2014.

Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, January 28, 2014, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,205 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,325 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a national franchiser of approximately 180 rent-to-own stores operating under the trade name of "Rent-A-Center" or "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment or in executing the Company's growth initiatives; the Company's ability to develop and successfully implement virtual or electronic commerce capabilities; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; the Company’s available cash flow; information technology and data security costs; our ability to protect the integrity and security of individually identifiable data of our customers and employee; the impact of any breaches in data security or other disturbances to our information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

(In thousands of dollars, except per share data)	Three Months Ended December 31,
	2013	2012
		Revised
Total Revenues	$769,611	$758,380
Operating Profit	34,382	78,943
Net Earnings	13,064	47,209
Diluted Earnings per Common Share	$0.25	$0.80
Adjusted EBITDA	$63,014	$98,186

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$23,683	$72,666
Add back:
Interest Expense, net	10,699	6,277
Depreciation of Property Assets	19,797	18,617
Amortization and Write-down of Intangibles	8,835	626
Adjusted EBITDA	$63,014	$98,186

(In thousands of dollars, except per share data)	Year Ended December 31,
	2013	2012
		Revised
Total Revenues	$3,104,183	$3,082,646
Operating Profit	246,169	315,671
Net Earnings	128,238	181,703
Diluted Earnings per Common Share	$2.32	$3.06
Adjusted EBITDA	$334,149	$394,921

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$207,356	$284,448
Add back:
Interest Expense, net	38,813	31,223
Depreciation of Property Assets	76,451	73,361
Amortization and Write-down of Intangibles	11,529	5,889
Adjusted EBITDA	$334,149	$394,921

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

	December 31,
	2013	2012
(In thousands of dollars)		Revised
Cash and Cash Equivalents	$42,274	$61,087
Receivables, net	58,686	52,819
Prepaid Expenses and Other Assets	78,471	71,963
Rental Merchandise, net
On Rent	914,618	807,397
Held for Rent	210,450	200,122
Total Assets	$3,018,553	$2,859,817

Senior Debt	$366,275	$387,500
Senior Notes	550,000	300,000
Total Liabilities	1,675,002	1,395,759
Stockholders' Equity	$1,343,551	$1,464,058

Note: During the fourth quarter of 2013, the Company revised its 2012 balance sheet and its statements of earnings for the three- and twelve-month periods ended December 31, 2012, to correct immaterial errors from prior years that resulted in an overstatement of on rent merchandise and understatements of held for rent merchandise and receivables.  The correction resulted in a decrease in on rent merchandise of $14.5 million and increases in held for rent merchandise of $1.2 million and receivables of $4.0 million at December 31, 2012, respectively.  The above corrections resulted in decreases to net income of $0.3 million and $1.8 million for the three- and twelve-month periods ended December 31, 2012, respectively.  The statements of earnings for the three-month periods ended March 31, 2013, June 30, 2013, and September 30, 2013, will be revised in future filings to decrease net earnings by $0.3 million, $0.1 million and $0.5 million, respectively.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
(In thousands, except per share data)		Revised		Revised
Revenues
Store
Rentals and fees	$684,510	$665,054	$2,698,395	$2,654,081
Merchandise sales	51,582	57,742	278,753	300,077
Installment sales	20,567	19,131	72,705	68,356
Other	3,889	4,111	18,133	16,391
Franchise
Merchandise sales	7,919	11,095	30,991	38,427
Royalty income and fees	1,144	1,247	5,206	5,314
	769,611	758,380	3,104,183	3,082,646
Cost of revenues
Store
Cost of rentals and fees	175,395	164,136	683,221	646,090
Cost of merchandise sold	40,303	49,181	216,206	241,219
Cost of installment sales	7,630	7,170	25,771	24,572
Franchise cost of merchandise sold	7,467	10,707	29,539	36,848
	230,795	231,194	954,737	948,729
Gross profit	538,816	527,186	2,149,446	2,133,917
Operating expenses
Salaries and other expenses	451,402	412,679	1,733,324	1,663,857
General and administrative expenses	44,197	34,938	158,424	148,500
Amortization and write-down of intangibles	8,835	626	11,529	5,889
	504,434	448,243	1,903,277	1,818,246
Operating profit	34,382	78,943	246,169	315,671
Interest expense	10,855	6,649	39,628	32,065
Interest income	(156)	(372)	(815)	(842)
Earnings before income taxes	23,683	72,666	207,356	284,448
Income tax expense	10,619	25,457	79,118	102,745
NET EARNINGS	$13,064	$47,209	$128,238	$181,703

Basic weighted average shares	52,946	58,356	54,804	58,913

Basic earnings per common share	$0.25	$0.81	$2.34	$3.08

Diluted weighted average shares	53,247	58,793	55,162	59,405

Diluted earnings per common share	$0.25	$0.80	$2.32	$3.06

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

(In thousands of dollars)	Three Months Ended December 31, 2013
	Core U.S.	Acceptance Now	International	Franchising	Total
Revenue	$609,912	$133,589	$17,047	$9,063	$769,611
Gross profit	444,180	80,781	12,259	1,596	538,816
Operating profit	26,928	14,813	(7,568)	209	34,382
Depreciation of property assets	16,533	1,462	1,783	19	19,797
Amortization and write-down of intangibles	7,625	142	1,068	—	8,835
Capital expenditures	27,282	4,055	3,269	—	34,606

(In thousands of dollars)	Three Months Ended December 31, 2012
	Core U.S.	Acceptance Now	International	Franchising	Total
Revenue	$638,650	$94,657	$12,731	$12,342	$758,380
Gross profit	459,762	57,083	8,706	1,635	527,186
Operating profit	74,769	10,264	(6,864)	774	78,943
Depreciation of property assets	16,104	1,011	1,482	20	18,617
Amortization and write-down of intangibles	497	129	—	—	626
Capital expenditures	25,591	1,693	2,066	—	29,350

(In thousands of dollars)	Year Ended December 31, 2013
	Core U.S.	Acceptance Now	International	Franchising	Total
Revenue	$2,507,498	$502,043	$58,445	$36,197	$3,104,183
Gross profit	1,810,160	290,741	41,887	6,658	2,149,446
Operating profit	205,928	66,625	(28,237)	1,853	246,169
Depreciation of property assets	64,852	5,036	6,484	79	76,451
Amortization and write-down of intangibles	9,892	569	1,068	—	11,529
Capital expenditures	84,819	11,076	12,472	—	108,367
Rental merchandise, net
On rent	609,332	284,421	20,865	—	914,618
Held for rent	194,734	3,837	11,879	—	210,450
Total assets	2,561,688	375,920	79,257	1,688	3,018,553

(In thousands of dollars)	Year Ended December 31, 2012
	Core U.S.	Acceptance Now	International	Franchising	Total
Revenue	$2,655,411	$343,283	$40,211	$43,741	$3,082,646
Gross profit	1,904,586	194,607	27,831	6,893	2,133,917
Operating profit	318,784	25,261	(30,700)	2,326	315,671
Depreciation of property assets	63,793	3,631	5,848	89	73,361
Amortization and write-down of intangibles	2,103	2,819	967	—	5,889
Capital expenditures	84,680	5,275	12,498	—	102,453
Rental merchandise, net
On rent	589,181	204,640	13,576	—	807,397
Held for rent	190,703	3,007	6,412	—	200,122
Total assets	2,504,954	286,774	65,378	2,711	2,859,817

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

	Three Months Ended December 31, 2013
	Core U.S.	Acceptance Now	International	Franchising	Total
Locations at beginning of period	2,974	1,254	168	213	4,609
New location openings	22	91	1	31	145
Acquired locations remaining open	35	—	—	—	35
Closed locations
Merged with existing locations	7	13	—	—	20
Sold or closed with no surviving location	32	7	—	65	104
Locations at end of period	2,992	1,325	169	179	4,665
Acquired locations closed and accounts merged with existing locations	20	—	—	—	20

	Three Months Ended December 31, 2012
	Core U.S.	Acceptance Now	International	Franchising	Total
Locations at beginning of period	2,983	882	114	220	4,199
New location openings	12	103	9	7	131
Acquired locations remaining open	4	—	—	—	4
Closed locations
Merged with existing locations	9	19	—	—	28
Sold or closed with no surviving location	—	—	15	3	18
Locations at end of period	2,990	966	108	224	4,288
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6

	Year Ended December 31, 2013
	Core U.S.	Acceptance Now	International	Franchising	Total
Locations at beginning of period	2,990	966	108	224	4,288
New location openings	37	411	63	40	551
Acquired locations remaining open	47	—	—	—	47
Closed locations
Merged with existing locations	47	44	2	—	93
Sold or closed with no surviving location	35	8	—	85	128
Locations at end of period	2,992	1,325	169	179	4,665
Acquired locations closed and accounts merged with existing locations	38	—	—	—	38

	Year Ended December 31, 2012
	Core U.S.	Acceptance Now	International	Franchising	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	35	325	45	18	423
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	40	95	1	—	136
Sold or closed with no surviving location	5	14	16	10	45
Locations at end of period	2,990	966	108	224	4,288
Acquired locations closed and accounts merged with existing locations	31	—	—	—	31